Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 24, 2017 for the balance sheet of Granite Point Mortgage Trust Inc. and our report dated April 18, 2017 (except for the financial statement schedule, as to which the date is May 24, 2017) for the consolidated financial statements of TH Commercial Holdings LLC, in Amendment No. 1 to the Registration Statement (Form S-11 No. 333-218197) and related Prospectus of Granite Point Mortgage Trust Inc. dated June 14, 2017.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
June 14, 2017